EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is effective as of the 14th day of April, 2016 (the “Effective Date”), by and between Energy Fuels Resources (USA) Inc., a Delaware corporation (“EFRI”), Energy Fuels Inc., an Ontario corporation (“EFI”) (EFRI and EFI are collectively referred to herein as “Energy Fuels” or the “Company”) and Mark Chalmers of 63 Cambridge Tce Malvern South Australia, Australia (“Employee”).

In consideration of the agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee hereby agree as follows:

ARTICLE I
EMPLOYMENT, REPORTING AND DUTIES

 1.1      Employment. Subject to any required regulatory and stock exchange approvals, the Company hereby employs and engages the services of Employee to serve as Chief Operating Officer commencing on July 1, 2016 (the “Commencement Date”), and, commencing on the Commencement Date, Employee agrees to diligently and competently serve as and perform the functions of Chief Operating Officer for the compensation and benefits stated herein. A copy of Employee’s current job description is attached hereto as Exhibit A, and Company and Employee agree and acknowledge that Company retains the right to reasonably add to, or remove, duties and responsibilities set forth in that job description as business or other operating reasons may arise for changes to occur. It is understood that Employee will be appointed an officer of EFI and EFRI during the term of this Agreement, but that Employee’s direct employment relationship will be as an employee of EFRI.

 1.2      Fulltime Service. Excluding any periods of vacation and sick leave to which Employee may be entitled, Employee agrees to devote Employee’s full time and energies to the responsibilities with the Company consistent with past practice and shall not, during the Term of this Agreement, be engaged in any business activity which would interfere with or prevent Employee from carrying out Employee’s duties under this Agreement.

ARTICLE II
COMPENSATION AND RELATED ITEMS

2.1      Compensation.

(a)      Base Salary and Benefits. As compensation and consideration for the services to be rendered by Employee under this Agreement, commencing on the Commencement Date, the Company agrees to pay Employee and Employee agrees to accept, a base salary (“Base Salary”) of $290,000 per annum, less required tax withholding, which shall be paid in accordance with the Company’s standard payroll practice. Employee’s Base Salary may be increased from time to time, at the discretion of the Company, and after any such change, Employee’s new level of Base Salary shall be Employee’s Base Salary for purposes of this Agreement until the effective date of any subsequent change. Commencing on the Commencement Date, Employee shall also receive benefits such as health insurance, vacation and other benefits consistent with the then applicable Company benefit plans to the same extent as other employees of the Company with similar position or level. Employee understands and agrees that Company’s benefit plans may, from time to time, be modified or eliminated at Company’s discretion.

(b)      Bonus. In addition to the Base Salary, Employee will be eligible for the award of annual cash incentive compensation, in accordance with the Company’s Short Term Incentive Program, as such program may be amended from time to time. Such award is totally discretionary as determined by the Board of Directors of the Company, and it is understood there is no guarantee of any award, let alone an award in any particular amount.

(c)      Equity Incentive Compensation Plan. You will be eligible to participate in and receive compensation under EFI’s Omnibus Equity Incentive Compensation Plan, consistent with the terms of that Plan. Any awards under that Plan are totally discretionary as determined by the President & CEO of the Company, and it is understood there is no guarantee of any award, let alone an award in any particular amount.

 2.2      Annual Medical. The Company will reimburse Employee for the cost of a comprehensive annual medical examination for each year of this Agreement, provided that Employee requests such reimbursement and such reimbursement is made no later than the last day of the calendar year following the calendar year in which the examination expense was incurred. Employee will promptly notify the President & CEO if the annual medical examination reveals any condition which may interfere with Employee’s ability to perform the essential requirements of his or her position, and if requested by the President & CEO, Employee will provide the details of the condition and the potential impact on his or her ability to perform the essential requirements of his or her position to enable the President & CEO to determine how best to accommodate Employee and protect the critical business interests of the Company.

2.3      Expenses. The Company agrees that Employee shall be allowed reasonable and necessary business expenses in connection with the performance of Employee’s duties within the guidelines established by the Company as in effect at any time with respect to key employees (“Business Expenses”), including, but not limited to, reasonable and necessary expenses for food, travel, lodging, entertainment and other items in the promotion of the Company within such guidelines. The Company shall promptly reimburse Employee for all reasonable Business Expenses incurred by Employee upon Employee’s presentation to the Company of an itemized account thereof, together with receipts, vouchers, or other supporting documentation.

2.4      Vacation. Employee will be entitled to four weeks of vacation each year, in addition to the 10 paid holidays each year. Carry over from one year to the next will be as per the Company’s paid leave policy. In addition, the Company recognizes that Employee, very likely, will be completing his regular work from Australia each year during a period of time of at least one week and, upon approval by the CEO of the Company, two weeks. These work periods of time, if pre-approved by the Board of Directors of the Company, will not be charged to Employee’s paid leave account. Likewise, travel and lodging for these periods of time will not be charged by Employee as a business expense unless pre-approved by the Board of Directors.

The periods of time explained here will be limited to once per year, unless otherwise approved by the Board of Directors of the Company.

2.5      Use of Company Vehicle. Employee will be provided the full time use of an automobile for Employee’s unrestricted business use, in recognition of Employee’s operations role with the Company.

ARTICLE III
TERMINATION

3.1      Term. Employee’s employment under this Agreement shall commence on the Commencement Date and will end on the date (the “Initial Expiration Date”) that is the second anniversary of the Commencement Date, unless terminated sooner under the provisions of this Article, or extended under the terms of this Section. If neither Company nor Employee provides written notice of intent not to renew this Agreement by ninety (90) days prior to the Initial Expiration Date, this Agreement shall be automatically renewed for twelve (12) additional months, and if neither Company nor Employee provides written notice of intent not to renew this Agreement prior to ninety (90) days before the end of such additional 12-month period, this Agreement shall continue to be automatically renewed for successive additional 12-month periods until such time either Company or Employee provides written notice of intent not to renew prior to ninety (90) days before the end of any such renewal period.

3.2      Termination of Employment. Except as may otherwise be provided herein, Employee’s employment under this Agreement may terminate upon the occurrence of:

(a)      Notice by Company. The termination date specified in a written notice of termination that is given by the Company to Employee;

(b)      Notice by Employee. Thirty (30) days after written notice of termination is given by Employee to the Company;

(c)      Death or Disability. Employee’s death or, at the Company’s option, upon Employee’s becoming disabled;

(d)      Deemed Termination Without Just Cause upon a Change of Control. A deemed termination without just cause under Section 4.1(a) upon the occurrence of a Change of Control; or

(e)      Notice Not to Renew. If the Company or Employee gives the other a notice not to renew this Agreement under Section 3.1, employment under this Agreement shall terminate at the close of business at the end of the Initial Expiration Date or at the end of the 12-month renewal period in which timely notice not to renew was given, as the case may be. A notice by the Company not to renew shall be considered a notice of termination, resulting in the Company terminating Employee’s employment under this Agreement.

Any notice of termination given by the Company to Employee under Section 3.2(a) or (e) above shall specify whether such termination is with or without just cause as defined in Section 3.4. Any notice of termination given by Employee to the Company under Section 3.2(b) above shall specify whether such termination is made with or without Good Reason as defined in Section 4.2(b) .

3.3      Obligations of the Company Upon Termination.

(a)      With Just Cause/Without Good Reason. If the Company terminates Employee’s employment under this Agreement with just cause as defined in Section 3.4, or if Employee terminates his employment without Good Reason as defined in Section 4.2(b), in either case whether before or after a Change of Control as defined in Section 4.2(a), then Employee’s employment with the Company shall terminate without further obligation by the Company to Employee, other than payment of all accrued obligations (“Accrued Obligations), including outstanding Base Salary, accrued vacation pay and any other cash benefits accrued up to and including the date of termination. That payment shall be made in one lump sum, less required tax withholding, within ten (10) working days after the effective date of such termination. Employee will have up to the earlier of: (A) ninety (90) days from the effective date of termination of Employee’s employment; and (B) the date on which the exercise period of the particular stock option expires, to exercise only that portion of the stock options previously granted to Employee that have not been exercised, but which have vested, and thereafter Employee’s stock options will expire and Employee will have no further right to exercise the stock options. Any stock options held by Employee that are not yet vested at the termination date immediately expire and are cancelled and forfeited to the Company on the termination date. Any Restricted Stock Units (“RSUs”) held by Employee that have vested on or before the termination date shall be paid (or the shares issuable thereunder issued) to Employee. Any RSUs held by Employee that are not vested on or before the termination date will be immediately cancelled and forfeited to the Company on the termination date. The rights of Employee upon termination in respect of any other awards granted to Employee under any of the Company’s equity compensation plans shall be as set forth in such plans or in the award agreement for any such awards, as applicable. Notwithstanding the foregoing, on retirement, Employee will have up to the earlier of: (A) one hundred and eighty (180) days from the effective date of retirement; and (B) the date on which the exercise period of the particular stock option expires, to exercise only that portion of the stock options previously granted to Employee that have not been exercised, but which have vested, and thereafter Employee’s stock options will expire and Employee will have no further right to exercise the stock options.

(b)      With Good Reason/Without Just Cause/Disabled/Death. If Employee terminates Employee’s employment under this Agreement for Good Reason as defined in Section 4.2(b), or if the Company terminates Employee’s employment without just cause as defined in Section 3.4, or if the Company terminates Employee’s employment by reason of Employee becoming Disabled as defined in Section 3.5, or if Employee dies (in which case the date of Employee’s death shall be considered his or her termination date), in any case whether before or after a Change of Control as defined in Section 4.2(a), or if there is a deemed termination without just cause upon a Change of Control as contemplated by Section 4.1(a), then Employee’s employment with the Company shall terminate, as of the effective date of the termination, and in lieu of any other severance benefit that would otherwise be payable to Employee:

(i)      the Company shall pay the following amounts to Employee (or, in the case of termination by reason of Employee becoming Disabled or upon the death of Employee, to Employee’s legal representative or estate as applicable) after the effective date of such termination or in a manner and at such later time as specified by Employee (or Employee’s legal representative), and agreed to by the Company.

(A)      all Accrued Obligations, less required tax withholding, up to and including the date of termination, to be paid on the date of termination of employment, or within no more than five (5) working days thereafter, and will reimburse the Executive for all proper expenses incurred by the Executive in discharging his responsibilities to the Company prior to the effective date of termination of the Executive’s employment in accordance with Section 2.3 above;

(B)      an amount equal to the Severance Factor (as defined in paragraph (v) below) times Employee’s Base Salary in effect at the time of such termination, less required tax withholding, to be paid within thirty (30) working days after the date of termination of employment; and

(C)      an amount equal to the greater of:

I.	the Severance Factor times the highest of Employee’s last three years’ cash bonus; or

II.	fifteen percent (15%) of Employee’s Base Salary in effect at the time of such termination,

less required tax withholding, to be paid within thirty (30) working days after the date of termination of employment;

(ii)      Employee or Employee’s legal representative will have up to the earlier of: (A) ninety (90) days from the effective date of termination of Employee’s employment for all cases other than the death of Employee and twelve (12) months from the effective date of termination of Employee’s employment in the case of death of Employee; and (B) the date on which the exercise period of the particular stock option expires, to exercise only that portion of the stock options previously granted to Employee that have not been exercised, but which have vested, and thereafter Employee’s stock options will expire and Employee or his or her legal representative will have no further right to exercise the stock options. Subject to Section 4.1(c), any stock options held by Employee that are not yet vested at the termination date immediately expire and are cancelled and forfeited to the Company on the termination date. Any RSUs held by Employee that have vested on or before the termination date shall be paid (or the shares issuable thereunder issued) to Employee or his or her legal representative or estate as applicable. Subject to Section 4.1(c), any RSUs held by Employee that are not vested on or before the termination date will be immediately cancelled and forfeited to the Company on the termination date. Subject to Section 4.1(c), the rights of Employee or his or her legal representative or estate as applicable upon termination in respect of any other awards granted to Employee under any of the Company’s equity compensation plans shall be as set forth in such plans or in the award agreement for any such awards, as applicable;

(iii)      Upon termination, the Company or its Successor (as defined in Section 4.1(a)), agrees to reimburse Employee the full cost of the COBRA continuation rate charged for employee and dependent coverage, through the EFRI Health and Welfare Plan on a monthly basis, for a period of months equal to twelve times the Severance Factor (the “Coverage Period”), beyond Employee’s termination month. Employee and his or her dependents may, at their choosing, enroll in the COBRA continuation plan through EFRI for the first eighteen months following Employee’s termination month or, if they choose, they may enroll in a separate plan of their choosing, by using the reimbursement to enroll in medical and prescription insurance of their choosing. Reimbursement at the rate described herein will continue for the Coverage Period beyond Employee’s termination month, but beginning with the nineteenth month, Employee and his or her dependents will need to obtain coverage from a different source than the COBRA continuation plan through EFRI. The reimbursement will be to Employee and his or her dependents directly, will be non-taxable as a reimbursement of cost for coverage of the premiums charged by the insurance carriers for the COBRA continuation coverage for the current month of reimbursement. The reimbursed cost of COBRA coverage will be indexed annually, and will match the rate charged for any month of coverage available by the insurance carrier for Medical, Dental, and Optical coverage through EFRI for employee and spouse coverage. Both Employee and his or her dependents, will have the option of purchasing a medical plan separate from the plan offered by EFRI;

(iv)      nothing herein shall preclude the Company from granting additional severance benefits to Employee upon termination of employment; and

(v)      in this Agreement, the “Severance Factor” shall mean one and one half (1.5) so long as Employee is Chief Operating Officer of the Company. If Employee is promoted to President of the Company by the Board of Directors of the Company, the Severance Factor shall thereupon become two (2.0) . If Employee is promoted to President and Chief Executive Officer or Chief Executive Officer of the Company by the Board of Directors of the Company, the Severance Factor shall thereupon become two and one half (2.5).

Notwithstanding the foregoing, in the case of Disability, any Base Salary payable to Employee during the one hundred and eighty (180) day period of disability will be reduced by the amount of any disability benefits Employee receives or is entitled to receive as a result of any disability insurance policies for which the Company has paid the premiums.

3.4      Definition of Just Cause.

As used in this Agreement, the term “just cause” will mean any one or more of the following events:

(a)      theft, fraud, dishonesty, misappropriation, or willful misconduct by Employee involving the property, business or affairs of the Company or the discharge of Employee’s responsibilities or the exercise of his or her authority;

(b)      the willful failure by Employee to properly discharge his or her responsibilities or to adhere to the policies of the Company after notice by the Company of the failure to do so and an opportunity for Employee to correct the failure within thirty (30) days from the receipt of such notice;

 (c)      Employee’s gross negligence in the discharge of his or her responsibilities or involving the property, business or affairs of the Company to the material detriment of the Company;

(d)      Employee’s conviction of a criminal or other statutory offence that constitutes a felony or which has a potential sentence of imprisonment greater than six (6) months or Employee’s conviction of a criminal or other statutory offence involving, in the sole discretion of the Board of Directors, moral turpitude;

(e)      Employee’s breach of a fiduciary duty owed to the Company;

(f)      any breach by Employee of the covenants contained in Articles V or VI below;

(g)      Employee’s refusal to follow the lawful written direction of the President and Chief Executive Officer of the Company;

(h)      any conduct of Employee which, in the opinion of the Board of Directors, is materially detrimental or embarrassing to the Company; or

(i)      any other conduct by Employee that would constitute “just cause” as that term is defined at law.

If the parties disagree as to whether the Company had just cause to terminate the Executive’s employment, the dispute will be submitted to binding arbitration pursuant to Section 7.9 below.

3.5      Definition of Disabled. As used herein, “Disabled” shall mean a mental or physical impairment which, in the reasonable opinion of a qualified doctor selected by the Company, renders Employee unable, with or without reasonable accommodation, to perform with reasonable diligence the ordinary functions and duties of Employee on a full-time basis in accordance with the terms of this Agreement, which inability continues for a period of not less than 180 consecutive days. The providing of service to the Company for up to two (2) three (3) day periods during the one hundred and eighty (180) day period of disability will not affect the determination as to whether Employee is Disabled and will not restart the one hundred and eighty (180) day period of disability. If any dispute arises between the parties as to whether Employee is Disabled, Employee will submit to an examination by a physician selected by the mutual agreement of the Company and Employee, at the Company’s expense. The decision of the physician will be certified in writing to the Company, and will be sent by the Company to Employee or Employee’s legally authorized representative, and will be conclusive for the purposes of determining whether Employee is Disabled. If Employee fails to submit to a medical examination within twenty (20) days after the Company’s request, Employee will be deemed to have voluntarily terminated his or her employment.

3.6      Return of Materials; Confidential Information. In connection with Employee’s separation from employment for any reason, Employee shall return any and all physical property belonging to the Company, and all material of whatever type containing “Confidential Information” as defined in Section 5.2 below, including, but not limited to, any and all documents, whether in paper or electronic form, which contain Confidential Information, any customer information, production information, manufacturing-related information, pricing information, files, memoranda, reports, pass codes/access cards, training or other reference manuals, Company vehicle, telephone, gas cards or other Company credit cards, keys, computers, laptops, including any computer disks, software, facsimile machines, memory devices, printers, telephones, pagers or the like.

3.7      Delivery of Release. Within ten (10) working days after termination of Employee’s employment, and as a condition for receipt of payments set forth in Section 3.3(b)(i)(B) and (C), 3(b)(iii), and 4.1(a), the Company shall provide to Employee, or Employee’s legal representative, a form of written release, which form shall be satisfactory to the Company and generally consistent with the form of release used by the Company prior to such termination of employment (the “Release”) and which shall provide a full release of all claims against the Company and its corporate affiliates, except where Employee has been named as a defendant in a legal action arising out of the performance of Employee’s responsibilities in which case the Release will exempt any claims which Employee or his or her legal representative or estate may have for indemnity by the Company with respect to any such legal action. As a condition to the obligation of the Company to make the payments provided for in such Sections Employee, or Employee’s legal representative, shall execute and deliver the Release to the Company within the time periods provided for in said release.

ARTICLE IV
CHANGE OF CONTROL

 4.1      Effect of Change of Control. In the event of a Change of Control of the Company during the term of this Agreement, or any renewal of this Agreement the following provisions shall apply:

(a)      If upon the Change of Control

i.

Employee is not retained by the Company or its successor (whether direct or indirect, by purchase of assets, merger, consolidation, exchange of securities, amalgamation, arrangement or otherwise) to all or substantially all of the business and/or assets of the Company (“Successor”) on the same terms and conditions as set out in this Agreement and in circumstances that would not constitute Good Reason (where Good Reason is determined by reference to Employee’s employment status prior to the Change of Control and prior to any other event that could constitute Good Reason); and/or

ii.

any such Successor does not, by agreement in form and substance satisfactory to Employee, expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, then Employee shall be deemed to be terminated without just cause upon such Change of Control and shall be entitled to the compensation and all other rights specified in Article III in the same amount and on the same terms as if terminated without just cause as set out therein, subject to the additional rights set out in paragraph (c) below;

(b)      All rights of Employee in this Agreement, including without limitation all rights to severance and other rights upon a termination with or without cause, with or without Good Reason, upon a disability or upon death under Article III of this Agreement shall continue after a Change of Control in the same manner as before the Change of Control, subject to the additional rights set out in paragraph (c) below;

(c)      if,

i.	there is a deemed termination without cause under Section 4.1(a); or

ii.

within twelve (12) months following the effective date of the Change of Control, the Company, or its successor, terminates the employment of Employee without just cause or by reason of Disability, or Employee terminates his or her employment under this Agreement for Good Reason, then, in addition to the other rights Employee has under this Agreement, and notwithstanding any other provision in this Agreement, all of the stock options previously granted to Employee that have neither vested nor expired will automatically vest and become immediately exercisable, any period of restriction and other restrictions imposed on all RSUs shall lapse, and all RSUs shall be immediately settled and payable, and all other securities awarded shall vest and/or accelerate in accordance with Article 16 of the EFI Omnibus Equity Incentive Plan or the comparable provisions of any other equity incentive plan under which such securities may have been issued. Employee will have ninety (90) days from the effective date of the termination of Employee’s employment to exercise any stock options which had vested as of the effective date of termination and thereafter Employee’s stock options will expire and Employee will have no further right to exercise the stock options.

4.2      Definitions of Change of Control and Good Reason. For the purposes of this Agreement,

 (a)      “Change of Control” will mean the happening of any of the following events:

(i)

any transaction at any time and by whatever means pursuant to which (A) EFI goes out of existence by any means, except for any corporate transaction or reorganization in which the proportionate voting power among holders of securities of the entity resulting from such corporate transaction or reorganization is substantially the same as the proportionate voting power of such holders of EFI voting securities immediately prior to such corporate transaction or reorganization or (B) any Person (as defined in the Securities Act (Ontario)) or any group of two or more Persons acting jointly or in concert (other than EFI, a wholly-owned Subsidiary of EFI, an employee benefit plan of EFI or of any of its wholly-owned Subsidiaries (as defined in the Securities Act (Ontario)), including the trustee of any such plan acting as trustee) hereafter acquires the direct or indirect “beneficial ownership” (as defined by the Business Corporations Act (Ontario)) of, or acquires the right to exercise control or direction over, securities of EFI representing 50% or more of EFI’s then issued and outstanding securities in any manner whatsoever, including, without limitation, as a result of a take-over bid, an exchange of securities, an amalgamation of EFI with any other entity, an arrangement, a capital reorganization or any other business combination or reorganization;

(ii)

the sale, assignment or other transfer of all or substantially all of the assets of EFI in one or a series of transactions, whether or not related, to a Person or any group of two or more Persons acting jointly or in concert, other than a wholly-owned Subsidiary of EFI;

(iii)	the dissolution or liquidation of EFI except in connection with the distribution of assets of EFI to one or more Persons which were wholly- owned Subsidiaries of EFI immediately prior to such event;

(iv)

the occurrence of a transaction requiring approval of EFI’s shareholders whereby EFI is acquired through consolidation, merger, exchange of securities, purchase of assets, amalgamation, arrangement or otherwise by any other Person (other than a short form amalgamation or exchange of securities with a wholly-owned Subsidiary of EFI);

(v)

an event set forth in (i), (ii), (iii) or (iv) has occurred with respect to EFRI or any of its direct or indirect parent companies, in which case the term “EFI” in those paragraphs will be read to mean “EFRI or such parent company” and the phrase “wholly-owned Subsidiary(ies)” will be read to mean “ Affiliate(s) or wholly-owned Subsidiary(ies)”; or

(vi)	the Board of Directors of the Company passes a resolution to the effect that, an event set forth in (i), (ii), (iii), (iv) or (v) above has occurred.

(b)      “Good Reason” means, without the written agreement of Employee:

(i)      there is a material reduction or diminution in the level of responsibility, or office of Employee, provided that before any claim of material reduction or diminution of responsibility may be relied upon by Employee, Employee must have provided written notice to Employee’s supervisor and the EFI’s Board of Directors of the alleged material reduction or diminution of responsibility and have given EFI at least thirty (30) calendar days within which to cure the alleged material reduction or diminution of responsibility;

(ii)     there is a reduction in the compensation level of Employee, taken as a whole, of more than five (5) percent;

(iii)    there is a proposed, forced relocation of Employee to another geographic location greater than fifty (50) miles from Employee’s office location at the time a move is requested after a Change of Control; or

(iv)    notice is not given by March 3, 2018 that Employee will be promoted to Chief Executive Officer of the Company.

ARTICLE V
CONFIDENTIALITY

 5.1      Position of Trust and Confidence. Employee acknowledges that in the course of discharging his or her responsibilities, he or she will occupy a position of trust and confidence with respect to the affairs and business of the Company and its customers and clients, and that he or she will have access to and be entrusted with detailed confidential information concerning the present and contemplated mining and exploration projects, prospects, and opportunities of the Company. Employee acknowledges that the disclosure of any such confidential information to the competitors of the Company or to the general public would be highly detrimental to the best interests of the Company. Employee further acknowledges and agrees that the right to maintain such detailed confidential information constitutes a proprietary right which the Company is entitled to protect.

 5.2      Definition of Confidential Information. In this Agreement, “Confidential Information” means any information disclosed by or on behalf of the Company to Employee or developed by Employee in the performance of his or her responsibilities at any time before or after the execution of this Agreement, and includes any information, documents, or other materials (including, without limitation, any drawings, notes, data, reports, photographs, audio and/or video recordings, samples and the like) relating to the business or affairs of the Company or its respective customers, clients or suppliers that is confidential or proprietary, whether or not such information:

(i)      is reduced to writing;

(ii)     was created or originated by an employee; or

 (iii)    is designated or marked as “Confidential” or “Proprietary” or some other designation or marking.

The Confidential Information includes, but is not limited to, the following categories of information relating to the Company:

(a)      information concerning the present and contemplated mining, milling, processing and exploration projects, prospects and opportunities, including joint venture projects, of the Company;

 (b)      information concerning the application for permitting and eventual development or construction of the Company’s properties, the status of regulatory and environmental matters, the compliance status with respect to licenses, permits, laws and regulations, property and title matters and legal and litigation matters;

 (c)      information of a technical nature such as ideas, discoveries, inventions, improvements, trade secrets, now-how, manufacturing processes, specifications, writings and other works of authorship;

(d)      financial and business information such as the Company’s business and strategic plans, earnings, assets, debts, prices, pricing structure, volume of purchases or sales, production, revenue and expense projections, historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, or other financial data whether related to the Company’s business generally, or to particular products, services, geographic areas, or time periods;

(e)      supply and service information such as goods and services suppliers’ names or addresses, terms of supply or service contracts of particular transactions, or related information about potential suppliers to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of a particular supplier, although generally known or available, yields advantages to the Company, the details of which are not generally known;

 (f)      marketing information, such as details about ongoing or proposed marketing programs or agreements by or on behalf of the Company, sales forecasts or results of marketing efforts or information about impending transactions;

(g)      personnel information relating to employees, contractors, or agents, such as personal histories, compensation or other terms of employment or engagement, actual or proposed promotions, hirings, resignations, disciplinary actions, terminations or reasons therefor, training methods, performance, or other employee information;

(h)      customer information, such as any compilation of past, existing or prospective customer’s names, addresses, backgrounds, requirements, records of purchases and prices, proposals or agreements between customers and the Company, status of customer accounts or credit, or related information about actual or prospective customers;

 (i)      computer software of any type or form and in any stage of actual or anticipated development, including but not limited to, programs and program modules, routines and subroutines, procedures, algorithms, design concepts, design specifications (design notes, annotations, documentation, float charts, coding sheets, and the like), source codes, object code and load modules, programming, program patches and system designs; and

(j)      all information which becomes known to the Executive as a result of the Executive’s employment by the Company, which the Executive acting reasonably, believes or ought to believe is confidential or proprietary information from its nature and from the circumstances surrounding its disclosure to the Executive.

 5.3      Non-Disclosure. Employee, both during his or her employment and for a period of five (5) years after the termination of his or her employment irrespective of the time, manner or cause of termination, will:

(a)      retain in confidence all of the Confidential Information;

(b)      refrain from disclosing to any person including, but not limited to, customers and suppliers of the Company, any of the Confidential Information except for the purpose of carrying out Employee’s responsibilities with the Company, and

(c)      refrain from directly or indirectly using or attempting to use such Confidential Information in any way, except for the purpose of carrying out Employee’s responsibilities with the Company.

Employee shall deliver promptly to the Company, at the termination of Employee’s employment, or at any other time at the Company’s request, without retaining any copies, all documents and other material in Employee’s possession relating, directly or indirectly, to any Confidential Information.

It is understood that should Employee be subject to subpoena or other legal process to seek the disclosure of such Confidential Information, Employee will advise the Company of such process and provide the Company with the necessary information to seek to protect the Confidential Information.

ARTICLE VI
NON-COMPETITION AND NON-SOLICITATION

 6.1      Non-Competition. Employee acknowledges that Employee’s services are unique and extraordinary. The Executive also acknowledges that Employee’s position will give Employee access to confidential information of substantial importance to the Company and its business. During the “Non-Competition Period” (as defined below) Employee will not, whether individually or in partnership or jointly or in conjunction with any other person, perform services for a competing business, or establish, control, or own a beneficial interest in, any business in North America that competes with the Company (other than owning a beneficial interest in less than 1% of the outstanding shares of a publicly traded company), without the prior written approval of the Company. The Non-Competition Period will commence on the Effective Date and end twelve (12) months after the effective date of the termination of Employee’s employment irrespective of the time, manner or cause of termination.

 6.2      Non-Solicitation. Employee agrees that during the Non-Competition Period, Employee will not, either individually or in partnership or jointly or in conjunction with any other person, entity or organization, as principal, agent, consultant, contractor, employer, employee or in any other manner, directly or indirectly:

(a)      solicit business from any customer, client or business relation of the Company, or prospective customer, client or business relation that the Company was actively soliciting, whether or not Employee had direct contact with such customer, client or business relation, for the benefit or on behalf of any person, firm or corporation operating a business which competes with the Company, or attempt to direct any such customer, client or business relation away from the Company or to discontinue or alter any one or more of their relationships with the Company, or

(b)      hire or offer to hire or entice away or in any other manner persuade or attempt to persuade any officer, employee, consultant, independent contractor, agent, licensee, supplier, or business relation of the Company to discontinue or alter any one of their relationships with the Company.

 6.3      Remedies for Breach of Restrictive Covenants. Employee acknowledges that in connection with Employee’s employment he or she will receive or will become eligible to receive substantial benefits and compensation. Employee acknowledges that Employee’s employment by the Company and all compensation and benefits from such employment will be conferred by the Company upon Employee only because and on the condition of Employee’s willingness to commit Employee’s best efforts and loyalty to the Company, including protecting the Company’s confidential information and abiding by the non-competition and non-solicitation covenants contained in this Agreement. Employee understands that his obligations set out in Article V and this Article VI will not unduly restrict or curtail Employee’s legitimate efforts to earn a livelihood following any termination of his or her employment with the Company. Employee agrees that the restrictions contained in Article V and this Article VI are reasonable and valid and all defenses to the strict enforcement of these restrictions by the Company are waived by Employee. Employee further acknowledges that a breach or threatened breach by Employee of any of the provisions contained in Article V or this Article VI would cause the Company irreparable harm which could not be adequately compensated in damages alone. Employee further acknowledges that it is essential to the effective enforcement of this Agreement that, in addition to any other remedies to which the Company may be entitled at law or in equity or otherwise, the Company will be entitled to seek and obtain, in a summary manner, from any Court having jurisdiction, interim, interlocutory, and permanent injunctive relief, specific performance and other equitable remedies, without bond or other security being required. In addition to any other remedies to which the Company may be entitled at law or in equity or otherwise, in the event of a breach of any of the covenants or other obligations contained in this Agreement, the Company will be entitled to an accounting and repayment of all profits, compensation, royalties, commissions, remuneration or benefits which Employee directly or indirectly, has realized or may realize relating to, arising out of, or in connection with any such breach. Should a court of competent jurisdiction declare any of the covenants set forth in Article V or this Article VI unenforceable, the court shall be empowered to modify and reform such covenants so as to provide relief reasonably necessary to protect the interests of the Company and Employee and to award injunctive relief, or damages, or both, to which the Company may be entitled.

ARTICLE VII
GENERAL PROVISIONS

7.1      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Colorado.

7.2      Assignability. This Agreement is personal to Employee and without the prior written consent of the Company shall not be assignable by Employee other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives and heirs. This Agreement shall also inure to the benefit of and be binding upon the Company and its successors and assigns.

7.3      Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

7.4      Entire Agreement; Amendment. This Agreement constitutes the entire agreement and understanding between Employee and the Company with respect to the subject matter hereof and, except as otherwise expressly provided herein, supersedes any prior agreements or understandings, whether written or oral, with respect to the subject matter hereof, including without limitation all employment, severance or change of control agreements previously entered into between Employee and Energy Fuels. Except as may be otherwise provided herein, this Agreement may not be amended or modified except by subsequent written agreement executed by both parties hereto.

7.5      Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which together shall constitute one Agreement.

7.6      Notices. Any notice provided for in this Agreement shall be deemed delivered upon deposit in the United States mails, registered or certified mail, addressed to the party to whom directed at the addresses set forth below or at such other addresses as may be substituted therefor by notice given hereunder. Notice given by any other means must be in writing and shall be deemed delivered only upon actual receipt.

If to the Company:

c/o Energy Fuels Resources (USA) Inc.
225 Union Blvd., Suite 600
Lakewood, CO 80228

Attention: President and Chief Executive Officer

If to Employee:

Mark Chalmers
63 Cambridge Tce
Malvern South Australia
Australia

7.7      Waiver. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition of this Agreement.

7.8      Severability. In the event any provision of this Agreement is found to be unenforceable or invalid, such provision shall be severable from this Agreement and shall not affect the enforceability or validity of any other provision of this Agreement. If any provision of this Agreement is capable of two constructions, one of which would render the provision void and the other that would render the provision valid, then the provision shall have the construction that renders it valid..

7.9      Arbitration of Disputes. Except for disputes and controversies arising under Articles V or VI or involving equitable or injunctive relief, any dispute or controversy arising under or in connection with this Agreement shall be conducted in accordance with the Colorado Rules of Civil Procedure and, unless the parties mutually agree on an arbitrator shall be arbitrated by striking from a list of potential arbitrators provided by the Judicial Arbiter Group in Denver, Colorado. If the parties are unable to agree on an arbitrator, the arbitrator will be selected from a list of seven (7) potential arbitrators provided by the Judicial Arbiter Group in Denver. The Company and Employee will flip a coin to determine who will make the first strike. The parties will then alternate striking from the list until there is one arbitrator remaining, who will be the selected arbitrator. Unless the parties otherwise agree and subject to the availability of the arbitrator, the arbitration will be heard within sixty (60) days following the appointment, and the decision of the arbitrator shall be binding on Employee and the Company and will not be subject to appeal. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

7.10     Currency. Except as expressly provided in this Agreement, all amounts in this Agreement are stated and shall be paid in United States dollars ($US).

7.11     Company’s Maximum Obligations. The compensation set out in this Agreement represents the Company’s maximum obligations, and other than as set out herein, Employee will not be entitled to any other compensation, rights or benefits in connection with Employee’s employment or the termination of Employee’s employment.

7.12     Full Payment; No Mitigation Obligation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be subject to any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Employee.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

ENERGY FUELS INC.

By:
Name:
Title:

Date:

ENERGY FUELS RESOURCES (USA) INC.

By:
Name:
Title:

Date:

Name:	Mark Chalmers

Date:

EXHIBIT A

JOB DESCRIPTION

TITLE: CHIEF OPERATING OFFICER	REPORTS TO: CEO
DEPARTMENT: OPERATIONS	EXEMPT

GENERAL PURPOSE:

•

The COO supports the Company’s CEO, focusing on the establishment and optimization of the day to day operations of the Company. Responsibilities include setting monthly production goals following input from sales and financial departments, and developing and monitoring production budgets for CEO and Board approval. Assists CEO and CFO on operational issues related to mergers and acquisitions.

•

This position will be responsible for all mining operations (conventional, ISR and heap leach) as well as milling operations. The Chief Operating Officer will have full P&L responsibility for all operations in Energy Fuels.

ESSENTIAL DUTIES/RESPONSIBILITIES:

•	ENSURE THAT HEALTH AND SAFETY AT OUR SITES IS A PRIORITY
•	Direct the leaders of conventional mining & milling and ISR operations
•	Direct the company’s Technical Services function
•	Ensure that environmental stewardship is a key component of EFR’s operating philosophy
•	Ensure production is sufficient to meet current and long-term contracts
•	Responsible for overall costs of production to ensure that they are within the Board approved budget
•	Ensure that all mining and milling operations are in compliance with all government regulations
•	Establish a culture of best practices for all company operations

This position will be located in the Lakewood office, with travel to other Company offices as required.